ABLEAUCTIONS.COM, INC.

CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2003

ABLEAUCTIONS.COM, INC.

CONSOLIDATED BALANCE SHEET

(Unaudited)

SEPTEMBER 30 2003	DECEMBER 31 2002

ASSETS
Current
Cash and cash equivalents	$ 271,061	$ 169,307
Marketable securities	3,033,108	-
Accounts receivable	423,413	387,184
Inventory	229,598	107,710
Prepaid expenses	46,499	93,462
Current portion of notes receivable	25,417	64,444

	4,029,096	822,107

Note Receivable	131,489	118,147
Investment In And Advances To Joint Venture	154,319	93,811
Capital Assets, net	418,845	573,328

$ 4,733,749	$ 1,607,393

LIABILITIES
Current
Accounts payable and accrued liabilities	$ 203,260	$ 684,542
Due to related party	15,192	199,679

218,452	884,221

SHAREHOLDERS’ EQUITY (DEFICIENCY)
Capital Stock
Authorized:
62,500,000 common shares with a par value of $0.001
Issued and outstanding common shares:
September 30, 2003 – 48,383,949
December 31, 2002 – 28,726,449	48,384	28,726
Additional paid-in capital	30,363,849	26,741,337

Deferred Option Plan Compensation	(55,197)	(97,674)
Deficit	(25,857,311)	(25,934,715)
Accumulated Other Comprehensive Income (Loss)	15,572	(14,502)

4,515,296	723,172

$ 4,733,749	$ 1,607,393

ABLEAUCTIONS.COM, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

3 MONTHS ENDED SEPTEMBER 30	9 MONTHS ENDED SEPTEMBER 30

2003	2002	2003	2002

Revenues
Sales	$ 235,469	$ 96,621	$ 525,918	$ 366,504
Commissions	231	-	13,619	-

	235,700	96,621	539,537	366,504
Cost Of Revenues	106,899	28,692	205,941	105,799

Gross Profit	128,801	67,929	333,596	260,705

Expenses
Operating expenses	96,531	388,167	290,723	1,094,703
Depreciation and amortization of capital assets	11,422	48,537	103,174	150,181
Interest on deferred compensation on notes	-	79,163	-	238,355
Interest in promissory note	-	6,124	8,177	6,124

107,953	521,991	402,074	1,489,363

Income (Loss) Before Other Items	20,848	(454,062)	(68,478)	(1,228,658)

Other Items
Share of income in joint venture	6,837	-	33,524	-
Interest income	13,217	1,582	16,161	1,753
Gain on disposal of assets	-	8,654	-	8,654
Foreign exchange gain (loss)	-	1,240	-	(1,072)

20,054	11,476	49,685	9,335

Income (Loss) From Continuing Operations	40,902	(442,586)	(18,793)	(1,219,323)
Gain On Disposition Of Business Operations	-	300,853	95,552	300,853
Income (Loss) From Discontinued Operations	-	(315,589)	645	(520,615)

Income (Loss) For The Period	$ 40,902	$ (457,322)	$ 77,404	$ (1,439,085)

Basic And Diluted Loss Per Share
Income (Loss) from continuing operations	$ 0.01	$ (0.02)	$ (0.01)	$ (0.05)
Income (Loss) for the period	$ 0.01	$ (0.02)	$ 0.01	$ (0.06)

Weighted Average Number Of Shares Outstanding	40,766,682	25,568,682	33,428,929	25,568,682

ABLEAUCTIONS.COM, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

9 MONTHS ENDED SEPTEMBER 30

2003	2002

Cash Flows From Operating Activities
Loss for the period from continuing operations	$ (18,793)	$ (1,219,323)
Non-cash items included in net loss:
Depreciation and amortization	103,174	150,181
Interest on deferred compensation on notes	-	237,942
Stock based compensation	42,477	284,265
Joint venture share of income	(33,524)	-
Shares issued for other than cash	-	109,888

	93,334	(437,047)
Changes in operating working capital items:
(Increase) Decrease in accounts receivable	(60,266)	(196,920)
(Increase) Decrease in inventory	(145,969)	(196,034)
Increase (Decrease) in prepaid expenses	(16,447)	(19,609)
Increase (Decrease) in accounts payable and accrued liabilities	(219,284)	(276,233)

Net cash used in operating activities	(348,632)	(1,125,843)

Cash Flows From Investing Activities
Purchase of capital assets, net	(7,068)	-
Proceeds on disposition of capital assets	-	156,932
Proceeds of disposition of subsidiary, net of cash divested	(45,658)	-
Proceeds on disposition of building	-	1,700,000
Purchase of investments	(3,033,108)	-
Investment in joint venture	26,179	-
Note receivable	25,685	100,000

Net Cash From (Used In) Investing Activities	(3,033,970)	1,956,932

Cash Flows From Financing Activities
Repayment of promissory note	-	(1,030,718)
Repayment to related party, net	(184,487)	-
Share issuance costs	-	(7,497)
Stock options exercised	3,642,170	-

	3,457,683	(1,038,215)

Change In Cash And Cash Equivalents For The Period	75,081	(207,126)
Net Cash Used In Discontinued Operations	(3,399)	(283,043)
Cash And Cash Equivalents, Beginning Of Period	169,307	673,829
Effect Of Exchange Rates On Cash	30,072	5,941

Cash And Cash Equivalents, End Of Period	$ 271,061	$ 189,601

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2003

1.

BUSINESS AND BASIS OF ORGANIZATION

Ableauctions.com, Inc. (the 'Company') was organized on September 30, 1996, under the laws of the State of Florida, as J.B. Financial Services, Inc.  On July 19, 1999, an Article of Amendment was filed with the State of Florida for the change of the Company's name from J.B. Financial Services, Inc. to Ableauctions.com, Inc.

The Company's business activity is as a high-tech business-to-business and consumer auctioneer that conducts its auctions live and simultaneously broadcasts over the Internet.  The Company liquidates a broad range of computers, electronics, office equipment, furniture and industrial equipment that it acquires through bankruptcies, insolvencies and defaults.

The Company's active operating subsidiaries at September 30, 2003 were:

Able Auctions (1991) Ltd., operating a Canadian-based auction business.

Icollector.Com Technologies Ltd., a Canadian-based Internet auction facility.

Jarvis Industries Ltd., a Canadian-based auction house.

Rapidfusion Technologies Inc., a Canadian-based software and hardware business.

Icollector International, Ltd., a US-based Internet auction business

Ableauctions.com (Washington), Inc., a US-based auction business

652297 B.C. Ltd., a Canadian-based software and hardware business

The unaudited consolidated financial statements of the Company at September 30, 2003 include the accounts of the Company and its wholly-owned subsidiaries, and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim period.  Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in these interim statements under the rules and regulations of the Securities and Exchange Commission  (“SEC”).  Accounting policies used in fiscal 2003 are consistent with those used in fiscal 2002.  The results of operations for the nine-month period ended September 30, 2003 are not necessarily indicative of the results for the entire fiscal year ending December 31, 2003.  These interim financial statements should be read in conjunction with the financial statements for the fiscal year ended December 31, 2002 and the notes and risk factors thereto included in the Company’s Form 10KSB filed with the SEC on March 27, 2003.  The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States.

2.

LIQUIDITY AND FUTURE OPERATIONS

The Company’s financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  However, the Company has incurred significant losses since its inception.  In order to continue as a going concern, the Company must generate profits and/or obtain additional financing.  It is management’s plan to seek additional capital through equity financing.

3.

ACQUISTION OF SUBSIDIARY

Effective September 1, 2003 the Company acquired, at a price of $10 Canadian all the issued shares of Rapidfusion Technologies Inc., a Canadian private Company engaged in the development, sale and installations of point of sale software, installation and maintenance of related hardware and website development.

4.

DISPOSAL OF SUBSIDIARY

Effective January 1, 2003 the Company sold its 100% interest in Ehli’s Commercial/Industrial Auctions, Inc. (“Ehli’s”), for cash consideration of $154,000, which was received in April 2003.

The carrying value of assets and liabilities of Ehli’s at the date of sale was as follows:

Cash	$ 139,658
Other assets	170,208
Liabilities	(412,899)

$ (103,033)

The revenue and expenses of Ehli’s for the nine-month period ended September 30, 2002 have been presented as discontinued operations.

5.

OPERATING EXPENSES

3 MONTHS ENDED SEPTEMBER 30	9 MONTHS ENDED SEPTEMBER 30

2003	2002	2003	2002

Operating Expenses
Accounting and legal	$ 15,014	$ 100,435	$ 47,303	$ 199,175
Advertising and promotion	17,370	2,186	33,792	26,301
Automobile	2,434	290	3,833	5,723
Bad debts	-	-	3,433	-
Commission	4,518	(57)	7,076	-
Consulting	3,310	16,578	7,810	27,213
Insurance	4,246	15,323	45,391	41,498
Investor relations and shareholder information	3,880	14,964	17,631	34,698
Office and administration	(15,394)	36,451	20,275	73,299
Rent and utilities	20,079	12,470	46,195	38,355
Repairs and maintenance	2,174	1,110	3,862	2,389
Salaries and benefits	66,068	103,464	172,942	445,417
Telephone	4,836	3,058	11,554	9,358
Travel	7,896	15,517	11,226	16,145
Website maintenance	-	66,378	-	135,132

Net operating expenses	136,431	388,167	432,323	1,094,703

Expense Recovery	(39,900)	-	(141,600)	-

Total operating expenses	$ 96,531	$ 388,167	$ 290,723	$ 1,094,703

6.

STOCK BASED COMPENSATION

A summary of the Company's stock option plan and changes during the 2003 period are presented below:

2003

NUMBER OF SHARES	WEIGHTED AVERAGE EXERCISE PRICE

Outstanding – December 31, 2002	4,305,000	$ 0.15
Granted during the period	15,275,000	$ 0.18
Exercised during the period	(15,952,500)	$ 0.18

Outstanding, end of period	3,627,500	$ 0.15

Weighted average fair value of options granted during the period	$ 0.00

The fair market value of the options granted during the period was calculated using the Black-Scholes option pricing model assuming a dividend yield of 0%, expected volatility of 30%, and risk free interest rate of 3%.

The following table summarizes information about stock options outstanding and exercisable under the Company's stock incentive plans at September 30, 2003:

AVERAGE EXERCISE PRICE	WEIGHTED NUMBER OUTSTANDING	AVERAGE REMAINING CONTRACTUAL LIFE	NUMBER EXERCISABLE

$ 0.15	3,627,500	2.5 years	3,627,500

3,627,500	3,627,500

7.

CAPITAL STOCK

During the 2003 period the Company completed a sale of 2,400,000 common shares at a price of $0.4375 per share for gross proceeds of $1,050,000.  The investors and placement agent also received warrants to purchase an aggregate of 720,000 common shares at an exercise price of $0.54 per share.